Exhibit 99.1

TransAtlantic Petroleum Ltd.

Provides Operational Update and Announces Departure of CFO

FOR IMMEDIATE RELEASE

Hamilton, Bermuda (January 10, 2011) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) provides the following operational update:

Selmo Oil Field

Production from the Company’s Selmo oil field in Turkey for the first week of January was approximately 2,400 barrels of oil per day, which was slightly lower than the year-end exit rate the Company anticipated in November. “We expected to complete two additional wells before year end, but we were unable to do so. We did, however, successfully fracture stimulate the S-57 well this past week,” said Gary Mize, the Company’s President. Before fracture stimulation, the S-57 was capable of producing at a rate of about 10 barrels of oil per day, though it was not producing. During swabbing operations after fracture stimulation, the well was swabbed at a rate of approximately 300 barrels of fluid per day, with about a 50% oil cut. Production equipment is now being installed, and the well we be turned to production this week.

“We will closely watch the S-57 well and may fracture stimulate another Selmo well after we fracture stimulate the Dadas shale in the Goksu-1 well on License 4174, before returning the equipment to the Thrace Basin,” said Malone Mitchell, the Company’s Chairman.

Unconventional Update in Thrace Basin

The Company is awaiting the availability of coiled tubing units to clean out and install tubing in the Kepirtepe-1 and Habiller-2R wells in the Thrace Basin, which were fractured stimulated in the Mezardere and Hamitabat formations in the fourth quarter of 2010. “Once we clean out the wells and install tubing, we should be in a position to flow the wells for an extended period. We were pleased with how the jobs were pumped and expect to move towards multi-stage fracture stimulation jobs and commercial production this year,” said Mr. Mitchell.

First Oil Sales in Morocco

The Company made its first sale of oil in Morocco this past week from the HR-33bis well, which is located on the Company’s 100%-owned Tselfat license. “We are evaluating our plans for 2011 in Morocco, which will be influenced by results from the HKE-1 well, which is currently being completed on the Ouezzane-Tissa exploration permits, and the GRB-1 well, which is currently drilling on the Asilah exploration permits,” said Mr. Mize.

Departure of Chief Financial Officer

Hilda D. Kouvelis will resign from her position as Vice President and Chief Financial Officer of the Company for personal reasons and in pursuit of other interests. Ms. Kouvelis’ resignation will be effective immediately after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Ms Kouvelis will continue to serve the Company during an unspecified transition period thereafter. It is anticipated that the Company will enter into a transitional employment and separation agreement with Ms. Kouvelis in due course.

About TransAtlantic

TransAtlantic Petroleum Ltd. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, and Romania. The Company owns its own drilling rigs and oilfield service equipment, which it uses to develop its properties in Turkey and Morocco. In addition, the Company provides oilfield services and contract drilling services to third parties in Turkey.

Forward-Looking Statements

This news release contains statements regarding the fracture stimulation of wells, the arrival of oilfield service equipment, resignation of an executive officer, the entry into an employment and separation agreement, the timing of such fracture stimulation of wells, arrival of oilfield service equipment, resignation and entry into an employment and separation agreement, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:
Matt McCann, CEO
Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway
Suite 1755
Dallas, Texas 75206